MACOM Reports Fiscal Third Quarter 2020 Financial Results

LOWELL, MA, July 29, 2020 - MACOM Technology Solutions Holdings, Inc. (“MACOM”) (NASDAQ: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal third quarter ended July 3, 2020.
Third Quarter Fiscal Year 2020 GAAP Results
•Revenue was $137.3 million, an increase of 26.7% compared to $108.3 million in the previous year fiscal third quarter and an increase of 8.6% compared to $126.4 million in the prior fiscal quarter;
•Gross margin was 51.6%, compared to 31.2% in the previous year fiscal third quarter and 50.1% in the prior fiscal quarter;
•Operating income was $6.5 million, compared to a loss of $323.8 million in the previous year fiscal third quarter and a loss of $5.3 million in the prior fiscal quarter; and
•Net loss was $25.0 million, or $0.37 loss per diluted share, compared to net loss of $324.7 million, or $4.95 loss per diluted share, in the previous year fiscal third quarter and net loss of $10.2 million, or $0.28 loss per diluted share, in the prior fiscal quarter.
Third Quarter Fiscal Year 2020 Adjusted Non-GAAP Results
•Adjusted gross margin was 55.5%, compared to 39.4% in the previous year fiscal third quarter and 54.5% in the prior fiscal quarter;
•Adjusted operating income was $29.3 million, or 21.4% of revenue, compared to adjusted operating loss of $22.3 million, or (20.6)% of revenue, in the previous year fiscal third quarter and adjusted operating income of $19.6 million, or 15.5% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $22.7 million, or $0.33 per diluted share, compared to adjusted net loss of $27.7 million, or $0.42 loss per diluted share, in the previous year fiscal third quarter and adjusted net income of $11.9 million, or $0.17 per diluted share, in the prior fiscal quarter.
Management Commentary
“We remain focused on engineering excellence, financial performance and execution,” said Stephen G. Daly, President and Chief Executive Officer.
Business Outlook
For the fiscal fourth quarter ending October 2, 2020, MACOM expects revenue to be in the range of $144 million to $148 million. Adjusted gross margin is expected to be between 55% and 57%, and adjusted earnings per share is expected to be between $0.36 and $0.40 on an anticipated 69.5 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Wednesday, July 29, 2020 at 5:00 p.m. Eastern Time to discuss its fiscal third quarter 2020 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 7592729.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 and the passcode is 7592729. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM’s website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM’s website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM designs and manufactures semiconductor products for Telecommunication, Industrial and Defense and Data Center applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, our ability to ensure business continuity and to be successful in our engineering efforts, acceleration of new product introductions, MACOM’s profitability, prospects and growth opportunities in our three primary markets, development and process qualification timelines and the estimated financial results for our fiscal fourth quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including any failure to anticipate demand for our products; risks related to any weakening of economic conditions, including as a result of the COVID-19 pandemic; our dependence on a limited number of customers; our ability to develop new products and achieve market acceptance of those products; disruptions in our supply chain; and those other factors described in "Risk Factors" in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles ("GAAP") reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP income (loss) from operations and operating margin, adjusted EBITDA, non-GAAP net income (loss), non-GAAP diluted earnings (loss) per share, non-GAAP income tax rate, non-GAAP interest expense and free cash flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based and non-cash compensation expense, impairment and restructuring charges, changes in common stock warrant liability, non-cash interest, litigation costs, acquisition, integration and restructuring related costs, equity investment gains and losses and the tax effect of each non-GAAP adjustment.
Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This is a non-cash expense and is not considered by management in making operating decisions.
Share-Based and Non-cash Compensation Expense - includes share-based compensation expense for awards that are equity and liability classified on our balance sheet. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and non-cash compensation expense amounts are not considered by management in making operating decisions.
Impairment-Related Charges - includes amounts associated with the impairment of intangible assets and property and equipment primarily associated with our decision in the third fiscal quarter of 2019 to cease design and development of optical modules and subsystems for Data Center applications, close certain product development facilities and reduce certain development activities for one of our product lines. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.
Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing, research and development and administrative footprints, including amounts associated with the 2019 restructuring and other restructuring plans. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.
Warrant Liability Expenses/Gains - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.
Non-cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our credit agreement and term loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.
Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.
Acquisition, Integration and Restructuring Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.
Equity Investment and Sale of Business Losses and Other - primarily includes losses associated with a non-marketable equity investment we have in a private business as well as other gains and losses associated with historical acquisitions and divestitures. The investment losses are non-cash in nature and we believe these items are not correlated to future business operations and including such amounts does not reflect our ongoing operations.
Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our adjusted non-GAAP income tax rate associated with our adjusted non-GAAP income over a period of time. We determine our adjusted non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our adjusted non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this adjusted non-GAAP income tax rate quarterly and have utilized 8% for our fiscal years 2019 and 2020. Our historical effective income tax rate under GAAP has varied significantly from our adjusted non-GAAP income tax rate. Items that have historically resulted in significant difference between our effective income tax rate under GAAP and our adjusted non-GAAP income tax rate include changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, losses or gains associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, intangible impairments, research and development tax credits and merger expenses. We believe it is beneficial for our management to review our adjusted non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time. Our adjusted non-GAAP income tax rate is an estimate, and may differ from our effective income tax rate determined under GAAP.
Adjusted EBITDA - is a calculation that adds depreciation expense to our adjusted income from operations. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.
Free Cash Flow - is a calculation that starts with cash flow from operating activities, reduces this amount by our capital expenditures in the applicable period. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analyzing a company’s cash flow.
Incremental Shares - is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and warrants which were not included in the calculation of our GAAP diluted shares. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	July 3, 2020	April 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019

Revenue	$137,267	$126,424	$108,306	$382,788	$387,460
Cost of revenue	66,391	63,054	74,478	190,338	219,678
Gross profit	70,876	63,370	33,828	192,450	167,782
Operating expenses:
Research and development	34,948	35,830	42,708	105,936	128,593
Selling, general and administrative	29,982	31,994	41,920	94,317	126,437
Impairment charges	—	—	264,086	—	264,086
Restructuring (benefit) charges	(554)	815	8,887	1,494	17,047
Total operating expenses	64,376	68,639	357,601	201,747	536,163
Income (loss) from operations	6,500	(5,269)	(323,773)	(9,297)	(368,381)
Other (expense) income:
Warrant liability (expense) gain	(19,511)	8,647	1,927	(14,951)	5,788
Interest expense, net	(5,849)	(7,672)	(8,967)	(22,142)	(27,142)
Other (expense) income, net	(4,372)	(4,352)	4,777	(12,464)	(4,233)
Total other expense	(29,732)	(3,377)	(2,263)	(49,557)	(25,587)
Loss before income taxes	(23,232)	(8,646)	(326,036)	(58,854)	(393,968)
Income tax expense (benefit)	1,750	1,580	(1,322)	4,716	346
Net loss	$(24,982)	$(10,226)	$(324,714)	$(63,570)	$(394,314)

Net loss per share:
Loss per share - Basic	$(0.37)	$(0.15)	$(4.93)	$(0.96)	$(6.01)
Loss per share - Diluted	$(0.37)	$(0.28)	$(4.95)	$(0.96)	$(6.09)
Weighted average common shares
Shares - Basic	66,796	66,522	65,858	66,512	65,555
Shares - Diluted	66,796	67,085	65,945	66,512	65,722

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	July 3, 2020	September 27, 2019

ASSETS
Current assets:
Cash and cash equivalents	$131,870	$75,519
Short term investments	133,248	101,226
Accounts receivable, net	60,504	69,790
Inventories	95,576	107,880
Income tax receivable	18,904	16,661
Prepaids and other current assets	10,166	27,506
Total current assets	450,268	398,582
Property and equipment, net	122,000	132,647
Goodwill and intangible assets, net	458,096	495,955
Deferred income taxes	41,648	43,812
Other investments	9,975	23,613
Other long-term assets	39,140	10,965
TOTAL ASSETS	$1,121,127	$1,105,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations and other	$1,506	$1,084
Current portion of long-term debt	6,885	6,885
Accounts payable	25,599	24,822
Accrued liabilities	53,539	39,908
Deferred revenue	7,488	2,137
Total current liabilities	95,017	74,836
Finance lease obligations and other, less current portion	29,351	29,506
Long-term debt obligations, less current portion	652,947	655,272
Common stock warrant liability	27,315	12,364
Other long-term liabilities	43,193	19,700
Total liabilities	847,823	791,678
Stockholders’ equity	273,304	313,896
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,121,127	$1,105,574

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended
	July 3, 2020	June 28, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(63,570)	$(394,314)
Depreciation and amortization	59,751	84,612
Share based compensation	26,921	20,163
Warrant liability expense (gain)	14,951	(5,788)
Deferred income taxes	3,581	59
Loss on minority equity investment	13,637	3,937
Impairment and restructuring related charges	—	272,873
Other adjustments to reconcile loss to net operating cash	4,239	3,441
Accounts receivable	9,286	29,291
Inventories	12,304	12,298
Change in other operating assets and liabilities	15,894	1,705
Net cash provided by operating activities	96,994	28,277
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(12,658)	(31,905)
Sales, purchases and maturities of investments	(30,681)	(780)
Acquisition of businesses, net	—	(375)
Proceeds from divested business	11,003	—
Proceeds from sale of assets	366	—
Net cash used in investing activities	(31,970)	(33,060)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt	(5,163)	(5,163)
Payments on finance leases and other	(1,307)	(809)
Proceeds from stock option exercises and employee stock purchases	4,565	5,631
Repurchase of common stock - tax withholdings on equity awards	(6,557)	(3,872)
Other adjustments	—	(579)
Net used in financing activities	(8,462)	(4,792)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(211)	164
NET CHANGE IN CASH AND CASH EQUIVALENTS	56,351	(9,411)
CASH AND CASH EQUIVALENTS — Beginning of period	75,519	94,676
CASH AND CASH EQUIVALENTS — End of period	$131,870	$85,265

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Nine Months Ended
	July 3, 2020		April 3, 2020		June 28, 2019		July 3, 2020		June 28, 2019
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$70,876	51.6	$63,370	50.1	$33,828	31.2	$192,450	50.3	$167,782	43.3
Amortization expense	4,347	3.2	4,347	3.4	8,149	7.5	13,115	3.4	24,074	6.2
Share-based and non-cash compensation expense	1,024	0.7	1,153	0.9	662	0.6	3,229	0.8	2,137	0.6
Impairment related charges	—	—	—	—	—	—	—	—	(991)	(0.3)
Acquisition, integration and restructuring related costs	—	—	—	—	—	—	—	—	547	0.1
Adjusted gross profit (Non-GAAP)	$76,247	55.5	$68,870	54.5	$42,639	39.4	$208,794	54.5	$193,549	50.0

	Three Months Ended						Nine Months Ended
	July 3, 2020		April 3, 2020		June 28, 2019		July 3, 2020		June 28, 2019
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$64,376	46.9	$68,639	54.3	$357,601	330.2	$201,747	52.7	$536,163	138.4
Amortization expense	(8,071)	(5.9)	(8,071)	(6.4)	(13,713)	(12.7)	(24,798)	(6.5)	(38,115)	(9.8)
Share-based and non-cash compensation expense	(9,908)	(7.2)	(10,431)	(8.3)	(2,383)	(2.2)	(28,456)	(7.4)	(19,191)	(5.0)
Impairment and restructuring benefit (charges)	554	0.4	(815)	(0.6)	(272,973)	(252.0)	(1,494)	(0.4)	(281,133)	(72.6)
Litigation costs	—	—	—	—	—	—	—	—	(167)	—
Acquisition, integration and restructuring related costs	(22)	—	(22)	—	(3,612)	(3.3)	(66)	—	(6,433)	(1.7)
Adjusted operating expenses (Non-GAAP)	$46,929	34.2	$49,300	39.0	$64,920	59.9	$146,933	38.4	$191,124	49.3

	Three Months Ended						Nine Months Ended
	July 3, 2020		April 3, 2020		June 28, 2019		July 3, 2020		June 28, 2019
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income (loss) from operations - GAAP	$6,500	4.7	$(5,269)	(4.2)	$(323,773)	(298.9)	$(9,297)	(2.4)	$(368,381)	(95.1)
Amortization expense	12,417	9.0	12,418	9.8	21,862	20.2	37,911	9.9	62,189	16.1
Share-based and non-cash compensation expense	10,933	8.0	11,585	9.2	3,045	2.8	31,685	8.3	21,298	5.5
Impairment and restructuring (benefit) charges	(554)	(0.4)	815	0.6	272,973	252.0	1,494	0.4	280,142	72.3
Litigation costs	—	—	—	—	—	—	—	—	167	—
Acquisition, integration and restructuring related costs	22	—	22	—	3,612	3.3	66	—	7,011	1.8
Adjusted income (loss) from operations (Non-GAAP)	$29,318	21.4	$19,571	15.5	$(22,281)	(20.6)	$61,859	16.2	$2,426	0.6

Depreciation expense	7,092	5.2	7,319	5.8	7,272	6.7	21,840	5.7	22,423	5.8
Adjusted EBITDA (Non-GAAP)	$36,410	26.5	$26,890	21.3	$(15,009)	(13.9)	$83,699	21.9	$24,849	6.4

	Three Months Ended						Nine Months Ended
	July 3, 2020		April 3, 2020		June 28, 2019		July 3, 2020		June 28, 2019
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net loss - GAAP	$(24,982)	(18.2)	$(10,226)	(8.1)	$(324,714)	(299.8)	$(63,570)	(16.6)	$(394,314)	(101.8)
Amortization expense	12,418	9.0	12,418	9.8	21,862	20.2	37,912	9.9	62,189	16.1
Share-based and non-cash compensation expense	10,933	8.0	11,585	9.2	3,075	2.8	31,685	8.3	21,328	5.5
Impairment and restructuring (benefit) charges	(554)	(0.4)	815	0.6	272,973	252.0	1,494	0.4	280,142	72.3
Warrant liability expense (gain)	19,511	14.2	(8,647)	(6.8)	(1,927)	(1.8)	14,951	3.9	(5,788)	(1.5)
Non-cash interest, net	1,015	0.7	1,015	0.8	1,015	0.9	3,046	0.8	3,046	0.8
Litigation costs	—	—	—	—	—	—	—	—	167	—
Acquisition, integration and restructuring related costs	22	—	22	—	3,582	3.3	66	—	6,980	1.8
Equity investment, sale of business losses and other	4,571	3.3	4,354	3.4	(4,705)	(4.3)	12,675	3.3	4,155	1.1
Tax effect of non-GAAP adjustments	(224)	(0.2)	546	0.4	1,091	1.0	1,278	0.3	2,086	0.5
Adjusted net income (loss) (Non-GAAP)	$22,710	16.5	$11,882	9.4	$(27,748)	(25.6)	$39,537	10.3	$(20,009)	(5.2)

	Three Months Ended						Nine Months Ended
	July 3, 2020		April 3, 2020		June 28, 2019		July 3, 2020		June 28, 2019
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net loss - GAAP	$(24,982)		$(10,226)		$(324,714)		$(63,570)		$(394,314)
Warrant liability expense (gain)	19,511		(8,647)		(1,927)		14,951		(5,788)
Net loss - diluted	$(5,471)	$(0.37)	$(18,873)	$(0.28)	$(326,641)	$(4.95)	$(48,619)	$(0.96)	$(400,102)	$(6.09)

Adjusted net income (loss) (Non-GAAP)	$22,710	$0.33	$11,882	$0.17	$(27,748)	$(0.42)	$39,537	$0.58	$(20,009)	$(0.30)

	Three Months Ended			Nine Months Ended
	July 3, 2020	April 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	66,796	67,085	65,945	66,512	65,722
Incremental shares	1,767	1,010	80	1,544	130
Adjusted diluted shares (Non-GAAP)	68,563	68,095	66,025	68,056	65,852

	Three Months Ended						Nine Months Ended
	July 3, 2020		April 3, 2020		June 28, 2019		July 3, 2020		June 28, 2019
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$5,849	4.3	$7,672	6.1	$8,967	8.3	$22,142	5.8	$27,142	7.0
Non-cash interest expense	(1,015)	(0.7)	(1,015)	(0.8)	(1,015)	(0.9)	(3,046)	(0.8)	(3,046)	(0.8)
Adjusted interest expense (Non-GAAP)	$4,834	3.5	$6,657	5.3	$7,952	7.3	$19,096	5.0	$24,096	6.2

	Three Months Ended						Nine Months Ended
	July 3, 2020		April 3, 2020		June 28, 2019		July 3, 2020		June 28, 2019
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$34,056	24.8	$25,280	20.0	$1,439	1.3	$96,994	25.3	$28,277	7.3
Capital expenditures	(3,622)	(2.6)	(4,788)	(3.8)	(9,305)	(8.6)	(12,658)	(3.3)	(31,905)	(8.2)
Free cash flow (Non-GAAP)	$30,434	22.2	$20,492	16.2	$(7,866)	(7.3)	$84,336	22.0	$(3,628)	(0.9)
Free cash flow as a percentage of Adjusted net income	134%		172%		(28)%		213%		(18)%